Ally Financial Announces Marjorie Magner to Board of Directors

DETROIT – Ally Financial Inc. (Ally) today announced that Marjorie (Marge) Magner has been appointed to its board of directors by the U.S. Department of the Treasury, effective May 20, 2010.  She is expected to serve on the Audit Committee and Risk and Compliance Committee.

“Marge is a highly accomplished senior executive in financial services with more than 30 years of expertise in the sector.  We are pleased to have her serve on the Ally board as the company takes the next steps in its transformation,” said Ally Chairman Franklin (Fritz) Hobbs.

Magner is a founding member and partner of Brysam Global Partners.  Previously, she served as chairman and chief executive officer of the Global Consumer Group at Citigroup.  In this position, she was responsible for the company’s operations serving consumers through retail banking, credit cards and consumer finance.

She earned a bachelor’s degree in psychology from Brooklyn College and a master’s degree from Krannert School of Management, Purdue University.  Magner also serves on the boards of Accenture Ltd., Gannett Company, Inc., and the Brooklyn College Foundation.  She is a member of the dean’s advisory council for the Krannert School of Management.

About Ally Financial Inc.
Ally Financial Inc. (formerly GMAC Inc.) is one of the world's largest automotive financial services companies.  As the official preferred source of financing for General Motors, Chrysler, Saab, Suzuki and Thor Industries vehicles, Ally offers a full suite of automotive financing products and services in key markets around the world.  Ally's other business units include mortgage operations and commercial finance, and the company's subsidiary, Ally Bank, offers online retail banking products.  With more than $179 billion in assets as of March 31, 2010, Ally operates as a bank holding company.  For more information, visit the Ally media site at http://media.ally.com.

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Contact:
Gina Proia
646-781-2692
gina.proia@ally.com